Filed Pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

Callable LIBOR Range Accrual Notes Due 2022

Final Term Sheet

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA (Moody’s/S&P)

Offering:	Callable LIBOR Range Accrual Notes Due 2022

Sole Underwriter:	Citigroup Global Markets Inc.

Principal Amount Issued:	US $ 5,000,000

Pricing Date:	October 15, 2007

Issue Date:	October 22, 2007

Maturity Date:	October 22, 2022

Issue Price:	100% of the principal amount.

Interest Rate:	[Rate] x DaysAccrued / Actual

DaysAccrued:	Number of calendar days during the interest period where Index Observed, observed on the SAME DAY fixes above 3.50% (inclusive) and below 6.75% (inclusive)

Schedule:	Period Rate (% p.a.)
Year 1-5: 8.15%
Year 6-10: 9.00%
Year 11-15: 15.00%

Index Observed:	Six-month U.S. dollar LIBOR

Index Fixings:

Six-month U.S. dollar LIBOR is the 11 a.m. (London time) fixing as quoted daily on Reuter’s page LIBOR01

For each calendar day where no fixing is available, the immediately preceding available fixing will be used. For the last 4 calendar days in an Interest Calculation Period, the fixing will not be observed, but assumed to be the same as the immediately preceding available fixing.

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly on the 22nd of each January, April, July and October beginning on January 22, 2008 and ending on the Maturity Date

Day Count	30/360 Unadjusted

Payment at Maturity:	100% of the principal amount

Early Redemption:	Callable, in whole and not in part, by the Issuer on each Interest Payment Date, beginning on October 22, 2008

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Filed Pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

Callable LIBOR Range Accrual Notes Due 2022

Final Term Sheet

Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest

Notice of Redemption:	Not less than 5 Calendar Days

Business Day:	New York and London Modified Following Business Day Convention

Calculation Agent:	Citigroup Financial Products, Inc.

Fees and Conflicts:	Citibank, N.A. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options, swaps or futures, based upon by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citibank’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00. (Minimum initial investment amount is $1,000.)

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0EH8

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.